DATED 8-29-07
Filed pursuant to Rule 433
Registration No. 333-132201


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:			TOYOTA MOTOR CREDIT CORPORATION (Aaa/AAA)
SIZE:		 	$35,000,000  (MAY BE INCREASED PRIOR TO
			SETTLEMENT DATE)
TRADE DATE:		8/29/07
SETTLEMENT DATE:	9/04/07
MATURITY DATE:		9/05/08
COUPON:			3-MONTH LIBOR - 3 BP
PAYMENT FREQUENCY:	QUARTERLY
COUPON PAYMENT DATES:	QUARTERLY ON THE 5th OF OR NEXT GOOD BUSINESS DAY OF
			DECEMBER, MARCH, JUNE, & SEPTEMBER USING THE
			MODIFIED FOLLOWING ADJUSTED BUSINESS DAY CONVENTION
INITIAL PAYMENT DATE:	12/05/07
DAYCOUNT:		ACT/360
PRICE TO INVESTOR:	PAR
PROCEEDS TO ISSUER:	99.85%
DENOMINATIONS:		$1,000 X $1,000
CUSIP:			89233PJ98
AGENT:			TOYOTA FINANCIAL SERVICES SECURITIES USA CORPORATION




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